Exhibit 10.1

Execution Copy

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is entered into on the 27th day of July, 2017, by and among Orchestra-Prémaman, S.A., a société anonyme organized under the laws of France (“Parent”), US OP Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Destination Maternity Corporation, a Delaware corporation (with any of its successors, the “Company”), Yeled Invest S. à r. l, a société à responsibilité limitée (“Yeled”), and Orchestra-Prémaman USA Inc., a Delaware corporation (“OP USA”). Except as otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, on December 19, 2016, (i) Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, and subject to the terms and conditions set forth therein, it was contemplated that Merger Sub would merge with and into the Company, with the Company surviving the merger (“Merger”); and (ii) Parent, Yeled, and the Company entered into a Governance Agreement (the “Governance Agreement”);

WHEREAS, after the date of the Merger Agreement, Parent, the Company, and their respective affiliates entered into the following agreements: (i) that certain Consulting Agreement, dated January 27, 2017, by and among OP USA and the Company (the “Consulting Agreement”); (ii) that certain Consulting Agreement for Construction Project Management and Architectural Services, dated February 3, 2017, by and among OP USA and the Company (the “Construction Consulting Agreement”); and (iii) that certain Product Purchase Agreement, dated May 1, 2017, by and among OP USA and the Company (the “Product Purchase Agreement,” and together with the Consulting Agreement and the Construction Consulting Agreement, the “Commercial Agreements”); and

WHEREAS, the Parties now desire to terminate each of the Merger Agreement, the Governance Agreement and the Commercial Agreements (collectively, the “Terminated Agreements”), in each case subject to and upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings of the parties set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Termination. Effective as of the date hereof (the “Effective Date”), and subject to the receipt of the payment required by Section 2(d) hereof, each of the Terminated Agreements shall terminate and be of no further effect, and the parties thereto shall have no further rights or obligations thereunder. Notwithstanding anything to the contrary in any of the Terminated Agreements, all of the provisions of each of such Terminated Agreements, including those provisions that would otherwise survive termination of the applicable Terminated Agreement, shall terminate and be of no further effect as of the Effective Date.

2. Expenses.

a. Except as otherwise set forth in this Section 2, each of the parties hereto shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing.

b. Parent shall, not later than the date three (3) Business Days immediately following the date execution of this Agreement, order its bank to pay in cash by wire transfer of immediately available funds to an account designated in writing by the Company on the date of execution of this Agreement, an amount equal to $4,000,000 (FOUR MILLION U.S. DOLLARS) to reimburse the Company for certain third-party expenses incurred by it in connection with the Terminated Agreements and the transactions contemplated thereby.

c. The Company shall, not later than the date three (3) Business Days immediately following the date of execution of this agreement, order its bank to pay in cash by wire transfer of immediately available funds to an account designated in writing by Parent on the date of execution of this Agreement, an amount equal to $3,250,000 (THREE MILLION TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS) to reimburse Parent for certain third-party expenses incurred by it in connection with the Terminated Agreements and the transactions contemplated thereby.

d. The parties hereby agree that, the provisions of Section 2(b) and Section 2(c) notwithstanding and in lieu of the payments to be made pursuant to such Section 2(b) and 2(c), Parent shall, not later than the date three (3) Business Days immediately following the date execution of this Agreement, order its bank to pay in cash by wire transfer of immediately available funds to an account designated in writing by the Company on the date of execution of this Agreement, an amount equal to $750,000 (SEVEN HUNDRED FIFTY THOUSAND U.S. DOLLARS), representing the amount equal to the difference between the amounts payable under Section 2(b) and 2(c), respectively. For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or any day on which commercial banks in Paris, France or Philadelphia, Pennsylvania, as applicable, are required or permitted by applicable law, regulation or executive order to be closed.

3. Commercial Agreements. Notwithstanding the termination of the Product Purchase Agreement or any of the terms thereof, (i) OP USA, or another member of the OP Group shall pay, by wire transfer of immediately available funds to an account specified in writing by the Company on or prior to the Effective Date, an amount not to exceed $250,000 (TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS), as reimbursement for Company’s expenses, based on and in reliance upon documentation provided to OP USA on or prior to the Effective Date of amounts paid by the Company in constructing the Departments (as such term is defined in the Product Purchase Agreement), which payment shall be made no later than the date three (3) Business Days immediately succeeding the Effective Date, (ii) the Company shall own, and no member of the OP Group (as defined below) shall make any claims with respect to, any of the furniture or fixtures located in any Department (as such term is defined in the Product Purchase Agreement) which was provided by the OP Group for use in the Departments; and (iii)

as to products purchased by the Company from OP USA during the term of the Product Purchase Agreement, (a) Company shall cease sale of such product not later than the fifteenth (15th) Business Day immediately following the Effective Date (the “Cessation Date”), (b) to the extent such products were sold by the Company to customers of the Departments on or prior to the Cessation Date, the Company shall pay to OP USA, by wire transfer of immediately available funds to an account specified in writing by OP USA on or prior to the Cessation Date, not later than the date three (3) Business Days immediately succeeding the Cessation Date an amount equal to (x) the sales price of such products minus (y) sales taxes paid in connection with the sales of such products, (c) the unsold product remaining at the close of business on the Cessation Date shall be aggregated by the Company at its Florence, New Jersey distribution center and picked up by OP USA from such distribution center (at OP USA’s cost), and (d) the Company shall have no obligation to pay OP USA for the Cost of the products returned to OP USA pursuant to the foregoing clause (c) or, except as set forth in the foregoing clause (b), for any of the products sold to customers of the Departments.

4. Confidentiality.

a. By execution of this Agreement, each of Parent, Merger Sub, Yeled, and OP USA (collectively, the “OP Group”) agree, subject to the terms and conditions hereof, to treat confidentially any information that the OP Group or its Representatives are, or have been, provided by or on behalf of the Company in connection with negotiation, evaluation, execution and, as applicable, implementation of the Terminated Agreements and the other transactions contemplated by the Terminated Agreements (collectively, the “Company Evaluation Material”). The term “Company Evaluation Material” shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Company Evaluation Material (“Company-Related Notes”). The term “Company Evaluation Material” does not include information that (i) is now or becomes generally available to the public other than as a result of a disclosure by the OP Group or its Representatives in violation of this Agreement, (ii) becomes available to the OP Group from a source other than the Company or any of its Representatives, provided that the OP Group does not know or have a reasonable basis to believe that such source is bound by a confidentiality obligation owed to the Company with respect to such information, or (iii) is or was independently developed by the OP Group or any of its Representatives without use of or reference to the Company Evaluation Material. Subject to Section 4.g, OP Group shall promptly destroy or return all copies of the Company Evaluation Material to the Company no more than ten (10) days after the Effective Date.

b. By execution of this Agreement, the Company agrees, subject to the terms and conditions hereof, to treat confidentially any information that it or its Representatives are, or have been, provided by or on behalf of the OP Group in connection with negotiation, evaluation, execution and, as applicable, implementation of the Terminated Agreements and the other transactions contemplated by the Terminated Agreements (collectively, the “OP Evaluation Material”). The term “OP Evaluation Material” shall also include all reports, analyses, notes or other information that are based on, contain or reflect any OP Evaluation Material (“OP-Related Notes”). The term “OP Evaluation Material” does not include information that (i) is now or becomes generally available to the public other than as a result of a disclosure by the Company or its Representatives in violation of this Agreement, (ii) becomes available to the Company from a source other than the OP Group or any of its Representatives, provided that the Company does not know or have a reasonable basis to believe that such source is bound by a confidentiality obligation owed to any member of the OP Group with respect to such information, or (iii) is or was independently developed by the Company or any of its Representatives without use of or reference to the OP Evaluation Material. Subject to Section 4.g, the Company shall promptly destroy or return all copies of the OP Evaluation Material to Parent no more than ten (10) days after the Effective Date.

c. For purposes of this Section 4, the term “Representative” means, as to any person, such person’s Affiliates (as defined below) and its and their respective directors, officers, employees, attorneys, accountants, bankers, financial sources, agents, representatives and advisors. As used herein, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

d. The OP Group agrees that, except as otherwise set forth in this Agreement, none of the members of the OP Group will use the Company Evaluation Material for any purpose. The OP Group agrees not to disclose, except to the extent advised by counsel that such disclosure is required under applicable law, rule, regulation or stock exchange requirement, any Company Evaluation Material to any person and to take commercially reasonable precautions to safeguard and protect the confidentiality of the Company Evaluation Material. The OP Group shall be responsible for any breach by its Representatives of the terms of this Agreement that are applicable to such Representatives.

e. The Company agrees that, except as otherwise set forth in this Agreement, it will not use the OP Evaluation Material for any purpose. The Company agrees not to disclose , except to the extent advised by counsel that such disclosure is required under applicable law, rule, regulation or stock exchange requirement any OP Evaluation Material to any person, and to take commercially reasonable precautions to safeguard and protect the confidentiality of the OP Evaluation Material. The Company shall be responsible for any breach by its Representatives of the terms of this Agreement that are applicable to such Representatives.

f. The OP Group, on the one hand, and the Company, on the other hand, agree that, without the consent of the other, neither the OP Group nor the Company will, directly or indirectly, disclose information regarding specific discussions or negotiations that have taken place concerning the Merger or any of the specific terms or conditions of any of the Terminated Agreements, except to the extent advised by counsel that such disclosure is required under applicable law, rule, regulation or stock exchange requirement.

g. Notwithstanding the foregoing, no party hereto or any of its Representatives shall (i) be required to destroy electronic copies of the Company Evaluation Material or OP Evaluation Material, as applicable, that may be maintained in its files in accordance with its respective archival or back-up procedures or record retention policies, and (ii) be permitted to retain a copy of any Company Evaluation Material or OP Evaluation Material, as applicable, except to the extent that such retention is as required by law, rule, regulation or professional obligations. Notwithstanding the return of the Company Evaluation Material or OP Evaluation Material, as applicable, and destruction of all Company-Related Notes and OP-Related Notes, as applicable, except as otherwise set forth in this Agreement the parties hereto will continue to be bound by their obligations of confidentiality and other obligations hereunder in accordance with the terms of this Agreement.

5. Release

a. In consideration of the agreements by members of the OP Group as set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, on behalf of itself and all of its directors, officers, employees, agents, representatives, parent and subsidiary organizations, successor corporations or partnerships, insurers, and assigns (all of whom are hereinafter collectively referred to as the “Company Releasors”) hereby remises, releases, acquits, and forever discharges each member of the OP Group, and each of their respective representatives, agents, servants, employees, attorneys, officers, directors, board members, shareholders, investors, trustees, partners, parent and subsidiary organizations, administrators, predecessors, successors, insurers, sureties, assigns, and other related entities (all of whom are hereinafter collectively referred to as the “OP Releasees”), of and from any and all actions and causes of action, damages, suits, debts, dues, accounts, bonds, agreements, contracts, covenants, promises, judgments, costs, attorneys’ fees, expenses, compensation, claims and demands whatsoever, of every nature, kind, and description, whether now known or Unknown, accrued or unaccrued, which the Company Releasors or anyone claiming by, through, or under them now has or ever had or could claim against the OP Releasees, arising out of, in connection with or in any way related or incidental to, either directly or indirectly, any of the Terminated Agreements, including the negotiation and termination thereof (collectively, the “Company Released Claims”). Notwithstanding the foregoing, the Company Releasors expressly exclude from the effect of this release and do not release the OP Releasees from the terms and conditions of this Agreement.

b. In consideration of the agreements by the Company as set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of the members of the OP Group, on behalf of themselves and all of their respective directors, officers, employees, agents, representatives, parent and subsidiary organizations, successor corporations or partnerships, insurers, and assigns (all of whom are hereinafter collectively referred to as the “OP Releasors” and, together with the Company Releasors, the “Releasors”) hereby remises, releases, acquits, and forever discharges the Company and all of its respective representatives, agents, servants, employees, attorneys, officers, directors, board members, shareholders, investors, trustees, partners, parent and subsidiary organizations, administrators, predecessors, successors, insurers, sureties, assigns, and other related entities (all of whom are hereinafter collectively referred to as the “Company Releasees”, and together with the OP Releasees, the “Releasees”), of and from any and all actions and causes of action, damages, suits, debts, dues, accounts, bonds, agreements, contracts, covenants, promises, judgments, costs, attorneys’ fees, expenses, compensation, claims and demands whatsoever, of every nature, kind, and description, whether now known or Unknown, accrued or unaccrued, which the Orchestra Releasors or anyone claiming by, through, or under them now has or ever had or could claim against the Company Releasees, arising out of, in connection with or in any way related or incidental to, either directly or indirectly, any of the Terminated Agreements, including the negotiation and termination thereof (collectively, the “OP Released Claims”, and together with the Company Released Claims, the “Released Claims”). Notwithstanding the foregoing, the OP Releasors expressly exclude from the effect of this release and do not release the Company Releasees from the terms and conditions of this Agreement.

c. The parties agree that an “Unknown” claim is any released claim that any Releasor does not know or suspect to exist in his, her, or its favor at the time of the release of the Releasor that, if known by him, her, or it might have affected his, her, or its settlement with, and release of, the Releasees, or might have affected his, her, or its decision not to object to this Agreement, including claims based on the discovery of facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the Released Claims. The Releasors shall be deemed to have acknowledged that the release of Unknown claims was separately bargained for and is a key element of this Agreement.

6. Restrictive Covenants

a. During the period beginning on the Effective Date and ending on April 30, 2018 (the “Restricted Period”), each member of the OP Group agrees that it will not, and will cause its Affiliates and Representatives acting on its behalf not to, directly or indirectly, without the prior written consent of the Company’s Board of Directors or an authorized committee thereof(the “Board”):

(1) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (A) any voting securities or direct or indirect rights to acquire any voting securities or (B) any assets or debt securities: (i) of the Company or any subsidiary thereof, or (ii) of any person in control of the Company, or (iii) of any successor to any thereof; provided that this Section 6(a)(1) shall not apply to issuances of securities to all holders of a class of securities of the Company held by such member of the OP Group, whether as a dividend, in exchange for outstanding securities or otherwise; and provided further that if the Company sells equity securities, excluding issuances of equity securities to directors, officers or employees of the Company under the Company’s existing benefit plans, whether in a registered public offering or otherwise, the restrictions included in this section 6(a)(1) shall terminate according to their terms and shall be without further force or effect;

(2) except with respect to a transaction permitted under paragraph (1) above, propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to the acquisition of a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (z) any form of tender or exchange offer for the common stock of the Company, whether or not such transaction involves a change of control of the Company;

(3) engage in, or advise, encourage, or influence any person with respect to, any “solicitation” of “proxies” or “consents” or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents, in each case, with respect to the election or removal of directors the Company or otherwise in a manner adverse to any recommendation or proposal of the Board; provided, that the issuing of any statement, orally or in writing, that only sets forth the position of any such member of the OP Group and the reasons therefor shall not be considered a violation of this Section 6(a)(3).

(4) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board;

(5) encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(6) seek to call, or to request the calling of, a special meeting of the stockholders of the Company; or

(7) make or request or submit any proposal to amend the terms of this Agreement, other than through non-public communications with the Company;

b. During the Restricted Period, the OP Group, on the one hand, and the Company, on the other hand, each agrees that it will not, directly or indirectly, without the prior written consent of the Company or Orchestra, as applicable, solicit for employment any employees in an executive or management-level position of the other with whom any member of the OP Group or the Company, as applicable, has had contact during the period of investigation of the Merger or any of the transactions contemplated thereby or in connection therewith. The foregoing sentence shall not prohibit the making of general solicitations for employment by means of advertisements, public notices, recruiting agencies or internal or external websites or job search engines or, directly or indirectly, hiring any person who (i) responds thereto, (ii) contacts the hiring party or its Affiliates on their own initiative without prior solicitation by or on behalf of the hiring party or its Affiliates, or (iii) ceases to be employed by the non-hiring party without prior solicitation by or on behalf of the hiring party or its Affiliates.

c. During the Restricted Period, each of the Company and its Affiliates, on the one hand, and each of the members of the OP Group, on the other hand, agrees to refrain from, and to cause its officers and directors to refrain from, any derogatory or defamatory statements or communications concerning the any of the Company and its Affiliates, on the one hand, and any of the members of the OP Group, on the other hand, or their respective officers and directors.

d. Notwithstanding anything to the contrary in this Section 6, in no event shall Parent or Yeled be restricted from (i) voting the securities of the Company held by them in their sole discretion or (ii) transferring such securities to third parties, including their respective Affiliates; provided that any such Affiliate that is a transferee of securities of the Company shall have agreed to be bound by the terms of this Agreement.

e. The other terms and provisions of this Section 6 notwithstanding, if at any time during the Restricted Period: (i) the Company shall become subject to any Chapter of Title 11 of the United States Code; (ii) excluding the members of the OP Group, any then-current or prospective shareholder of the Company (including, without limitation, Towle & Company) or combination of current and prospective shareholders of the Company acting as a group, owns (beneficially or of record), acquires or proposes to acquire voting securities or direct or indirect rights to acquire any voting securities of the Company, such that such then-current or prospective shareholder of the Company or combination of current and prospective shareholders of the Company acting as a group would hold or have the right to hold more than 15% (or, in the case of Towle & Company or any combination of then-current and prospective shareholders of the Company acting together with Towle & Company as a group, 20%) of the outstanding voting securities of the Company; (iii) the Company enters into an agreement to, directly or indirectly, consolidate or merge with or into another entity (whether or not the Company is the surviving entity) or agrees to sell, assign, convey or otherwise transfer, in a single transaction or a series of related transactions, all or substantially all of the property or assets of the Company; (iv) any person or entity announces its intention to launch a public offer to acquire outstanding common stock of the Company, or the Company receives a written offer (which either the Company makes public or which the Company shall make public within ten Business Days from the date of receipt of such offer if the board of directors of the Company has not, by such date, expressly rejected such offer) from any person or entity to purchase, for cash, securities, assets or any combination of cash, securities or assets, not less than 50% of the outstanding common stock of the Company or all or substantially all of the assets of the Company; (v) the Company determines to take any action, or enters into any agreement, other than an agreement to merge or consolidate with or into any other entity, or to sell, assign, convey or otherwise transfer, in a single transaction or a series of related transactions, all or substantially all of the property or assets of the Company, that would produce a Change of Control (as defined below); (vi) the Company sells or agrees to sell any sale of assets with a market value at least equal to $15,000,000 (FIFTEEN MILLION U.S. DOLLARS); or (vii) the volume-weighted average closing price on the Nasdaq Global Select Stock market (or such other principle national securities exchange on which the Company’s common stock shall at such time be listed or quoted) of the Company’s common stock shall be less than $1.50 (ONE AND 50/100 U.S. DOLLARS) per share for seven (7) consecutive trading days, then the provisions of this Section 6 shall terminate according to their terms without the requirement of any further action or delivery of any notice by any party. For purposes of this Section 6(e), a “Change of Control” means the occurrence of any of the following: (x) the adoption of a plan relating to the liquidation or dissolution of the Company; (y) any transaction the result of which any person or group of related persons would become the beneficial owner of 50% or more of the voting stock of the Company; or (z) directors of the Company on the date hereof shall cease to constitute a majority of the directors of the Company.

7. Announcements. During the Restricted Period, except for (i) a joint press release in the form attached hereto as Exhibit A, (ii) disclosures otherwise contemplated by this Agreement, and (iii) such other disclosures as a party is advised by counsel are required under applicable law, rule, regulation or stock exchange requirement, no party hereto shall make any public statement with respect to the Terminated Agreements or the termination thereof without the prior written consent of the other parties hereto.

8. Separation. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

9. Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto hereby irrevocably and unconditionally waives any objection to the placing of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in .pdf or similar format shall constitute effective execution and delivery of this Agreement as to the parties. For purposes of this Agreement any reference to “written” or “in writing” shall be deemed to include correspondence by signed letter or facsimile or by e-mail.

11. Term. This Agreement shall terminate on April 30, 2018, except for Section 4 and Section 5 hereof, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date indicated above.

ORCHESTRA-PRÉMAMAN, S.A.

By:	/s/ Thomas Hamelle
Name:	Thomas Hamelle
Title:	Chief Executive Officer

US OP CORPORATION

By:	/s/ Pierre Mestre
Name:	Pierre Mestre
Title:	President

YELED INVEST S. à r. l.

By:	/s/ Fons Mangen
Name:	Fons Mangen
Title:	Manager

By:	/s/ J-H Antoine
Name:	J-H Antoine
Title:	Manager

ORCHESTRA-PRÉMAMAN USA INC.

By:	/s/ Pierre Mestre
Name:	Pierre Mestre
Title:	President

DESTINATION MATERNITY CORPORATION

By:	/s/Anthony M. Romano
Name:	Anthony M. Romano
Title:	Chief Executive Office & President

[Signature Page to Termination Agreement]

Exhibit A

Press Release

MOORESTOWN, N.J and MONTPELLIER, FRANCE (July 27, 2017) – Destination Maternity (NASDAQ: DEST) and Orchestra-Prémaman S.A. (ENXTPA: KAZI) today announced that the merger agreement, entered into by the parties on December 19, 2016, has been terminated.

Despite substantial and sustained efforts by both parties since execution of the merger agreement in December 2016, and in light of the challenges of satisfying applicable securities regulations in France and in the U.S. as well as the uncertainty as to whether those regulatory requirements could be satisfied without unreasonable effort and expense, particularly in connection with the completion of the registration and listing of Orchestra securities in the U.S., where such securities previously have not been publicly traded, the parties determined that it was in the best interests of their respective stockholders to terminate the merger transaction. Orchestra has agreed to reimburse Destination Maternity and Destination Maternity has agreed to reimburse Orchestra for certain costs incurred by each of them, respectively, in connection with their effort to implement the merger agreement.

Orchestra and its affiliates continue to own 1,922,820 shares of the outstanding common stock of Destination Maternity and have agreed to certain standstill restrictions in connection with termination of the merger agreement.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 29, 2017 Destination Maternity operates 1,157 retail locations in the United States, Canada and Puerto Rico, including 511 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 29, 2017 Destination Maternity has 219 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 200 shop-in-shop locations.

About Orchestra Prémaman

Orchestra Prémaman specializes in the creation, manufacture, purchase and sale of all products related to children’s clothing and childcare products. The Group’s product range currently comprises clothing and footwear for children aged 0 to 14 years, maternity fashion and childcare products. Since 2012, Orchestra-Prémaman has become a major player on the European childcare products market, in particular due to external growth operations, such as the acquisition of Baby 2000 and the Prémaman Group, which is Europe’s oldest maternity wear brand, dating back to 1947. This strategy of growth and development in childcare products follows on the success of the first megastore opened in Saint-Aunès, a store concept offering an entire world revolving around babies. Having increased its presence internationally, the Group now operates in more than 40 countries, selling more than 80 million pieces per year.

Contacts:

Destination Maternity Contacts

ICR, Inc.

Investors:

Allison Malkin or Caitlin Morahan

DestinationMaternityIR@icrinc.com

203-682-8225

or

Media:

Phil Denning

Phil.Denning@icrinc.com

646-277-1258

Orchestra-Prémaman S.A. Contact

Investors & Media

ACTIFIN

Stéphane Ruiz

sruiz@actifin.fr, +33 01 56 88 11 15